Exhibit 10.29

PROMISSORY NOTE

$19,000,000                                                                                                                                                            March 15, 2002

                On April 1, 2003, or such earlier date as the indebtedness evidenced by this Note may become due pursuant to Sections 2.2 or 6.2 ("Maturity Date"), for value received, the undersigned, COMMERCE ONE OPERATIONS, INC., a Delaware corporation (formerly known as Commerce One, Inc.) ("Borrower"), promises to pay to the order of MICROSOFT CAPITAL CORPORATION ("Lender") at the Payment Account (defined below), the principal sum of NINETEEN MILLION AND 00/100ths Dollars ($19,000,000).  Except as the context requires otherwise, references to Borrower in Sections 4, 5 and 6 shall be deemed to include both Commerce One Operations, Inc. and its parent company, Commerce One, Inc., a Delaware corporation.

Section 1. Payment Terms.

                1.1.  Principal.  The actual principal amount at any time outstanding and owing by the Borrower on account of this Note shall be the sum stated above less all payments of principal actually received by Lender.  The balance of the principal sum hereof outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                1.2.  Interest.  Borrower promises to pay interest (computed on the basis of a year of 365 days for the actual number of days elapsed) to Lender from the date hereof prior to the occurrence of an Event of Default under Section 6.1(a) at the rate of seven percent (7%) per annum and after the occurrence of an Event of Default under Section 6.1(a) (whether by lapse of time, acceleration or otherwise) until paid in full at the rate of 10% per annum.  Interest shall be payable in arrears quarterly on the last day of each March, June, September and December (commencing March 29, 2002) and on the Maturity Date, and after the Maturity Date upon demand.  The interest rate payable on this Note shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which Borrower may contract to pay under applicable law.

                1.3.  Place and Application of Payments and Collections.  All payments of principal and interest payable on this Note will be made to Lender at the following account (the "Payment Account") no later than 11:00 a.m. (Pacific Time) on the date any such payment is due and payable:

Account Name:	Microsoft Capital Corp.
Account #:	3049-7564
Bank:	Citibank N.A.
111 Wall Street
New York, NY 10013
ABA#:	021000089

                Subject to the provisions of the Collateral Documents, all payments and collections received in respect of the indebtedness evidenced by this Note and all proceeds of the Collateral Account or other collateral received, in each instance, by Lender will be remitted to Lender and distributed as follows:

(a)           first, to the payment of any outstanding reasonable costs and expenses of a character which Borrower has agreed to pay under Section 7;

(b)           second, to the payment of any outstanding interest due under this Note;

(c)           third, to the payment of the principal of this Note; and

(d)           fourth, to Borrower or whoever may be lawfully entitled thereto.

Section 2. Prepayments.

                2.1.  Voluntary Prepayments.  Borrower will have the right to prepay without premium or penalty, in whole or in part (but, if in part, then in an amount not less than $1,000,000), this Note upon three (3) days prior written notice to Lender.  Prepayments shall be applied in accordance with Section 1.3.

                2.2.  Mandatory Prepayments.  Borrower covenants and agrees to prepay all indebtedness evidenced by this Note in the event Borrower's unencumbered cash, cash equivalent and short-term investment reserves are less than $125,000,000 (and for purposes of this Section and Section 5.2, unencumbered cash, cash equivalent and short-term investment reserves will be deemed to include the permitted collateral in the Collateral Account).

Section 3. Collateral.

                3.1.  Collateral.  The payment and performance of the Liabilities (as defined in the Security Agreement) shall be secured by collateral in the amount of $19,000,000 held at Bank of America, N.A. (the "Bank") known as               (the "Collateral Account") pursuant to a Account Pledge executed by Borrower in favor of Lender dated even date herewith (the "Security Agreement") granting a security interest in the Collateral Account, and subject to Collateral Account Notification and Acknowledgement among the Bank, Borrower and Lender dated as of March 21, 2002 ( the "Account Control Agreement").  The Security Agreement, the Account Control Agreement and any and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the obligations of this Note are each referred to herein as a "Collateral Document" and collectively as the "Collateral Documents."

                3.2.  Further Assurances.  Borrower covenants and agrees that it shall comply with all terms and conditions of each of the Collateral Documents and that it shall, at any time and from time to time as requested by Lender, execute and deliver such further instruments and do and perform such other acts as Lender may reasonably deem necessary or desirable to provide for or protect or perfect the liens granted under the Collateral Documents.

Section 4. Representations and Warranties.  Borrower represents and warrants to Lender as follows:

                4.1.         Organization and Authority.  Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its property and conduct its business as now conducted.  Borrower has full right and authority to execute, deliver and perform its obligations under this Note and the Collateral Documents, and to grant to Lender the liens described in the Collateral Documents.  This Note and the Collateral Documents have been duly authorized, executed and delivered by Borrower and constitute valid and binding obligations of Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Note and the Collateral Documents do not, nor does the performance or observance by Borrower of any of the matters and things herein or therein provided for, contravene or constitute a material default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any provision of the certificate of incorporation or by-laws of Borrower or any covenant, indenture or agreement of or affecting Borrower or any of its properties, or result in the creation or imposition of any material lien on any property of Borrower except for the lien granted in favor of Lender pursuant to the Collateral Documents.

                4.2.         Financial Reports.  The consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 2000, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as at October 31, 2001, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the nine (9) months then ended, heretofore furnished to the Lenders, when read together fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis; provided, however, that such interim financial statements may not contain full footnotes as may be required by generally accepted accounting principles.  Neither Borrower nor any Subsidiary has contingent liabilities which are material to Borrower and its Subsidiaries, taken as a whole, other than as indicated on such financial statements (or the footnotes thereto) or, with respect to future periods, on the financial statements (or the footnotes thereto) furnished to the Securities and Exchange Commission.

                4.3.         No Material Adverse Change.  Since December 31, 2001, there has been no change in the condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, except (a) those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse and (b) to the extent they may be deemed material, the matters disclosed in Borrower's press releases dated January 22, 2002 and the publicly reported and announced changes in the Borrower's relationship with SAP AG and SAP Markets.

                4.4.         Litigation and Other Controversies.  There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary which could reasonably be expected to (a) impair the validity or enforceability of, or impair the ability of Borrower to perform its obligations under, this Note or any Collateral Document or (b) result in any material adverse change in the financial condition, business or operations of Borrower and its Subsidiaries, taken as a whole.

                4.5.         Approvals.  No authorization, consent, license, or exemption from, or filing or registration by Borrower with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of Borrower or any other person or entity, is or will be necessary to the valid execution, delivery or performance by Borrower of this Note or any Collateral Document.

                4.6.         Cash Reserve Accounts.  Borrower's unencumbered cash, cash equivalents and short-term investments are currently held with the financial institutions and in the accounts identified on Schedule 4.6 to this Note (the "Cash Reserve Accounts").

                4.7.         No Default.  No Event of Default has occurred and is continuing.

Section 5. Covenants.  Borrower agrees that, so long as any indebtedness remains unpaid under this Note:

                5.1.         Financial Reporting.  Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Lender:

                (a)           as soon as available and in any event within 90 days after the end of each fiscal year of Borrower a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

                (b)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments) by the chief financial officer of Borrower as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis: provided, however, that such financial statements shall not be required to contain full footnotes as may be required by generally accepted accounting principles; and

                (c)           promptly upon the Borrower's obtaining knowledge of any Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto.

                Reports required to be delivered pursuant to Sections 5.1(a) or (b) above shall be deemed to have been delivered on the date on which Borrower posts such reports on its website on the Internet at www.commerceone.com or such other website address of Borrower as to which it may have notified the Lender, or when such report is posted on the Securities and Exchange Commission's website at www.sec.gov; provided that (x) such reports otherwise comply with the requirements of Sections 5.1(a) or (b) above, as applicable, (y) Borrower shall deliver paper copies of such reports to Lender upon Lender's request, continuing until such time as the Lender may give notice to Borrower that it may cease delivering paper copies, subject to this paragraph, and Borrower shall notify Lender of the posting of any such new reports.

                5.2.  Unencumbered Cash  Borrower will keep its unencumbered cash, cash equivalent and short-term investment reserves in the Cash Reserve Accounts. Borrower will direct each financial institution maintaining a Cash Reserve Account to copy Lender on any account statements (which account statements shall be delivered not less often than monthly) and, in the event unencumbered cash, cash equivalent and short-term investment reserves are less than $185,000,000 as of the date of the current balance provided in any account statement (for purposes of this Section, unencumbered cash, cash equivalent and short-term investment reserves will be deemed to include the permitted collateral in the Collateral Account), direct each such financial institution to provide Lender access to daily account balances with respect to any Cash Reserve Account. Borrower may change Cash Reserve Accounts by updating Schedule 4.6 and directing the relevant financial institution to copy Lender on account statements and, if applicable, direct the relevant financial institution to provide Lender access to daily account balances with respect to any Cash Reserve Account.

Section 6. Events of Default and Their Effect.

                Section 6.1 Events of Default.  Each of the following shall constitute an "Event of Default" under this Note:

(a)           Payment Default.  Borrower fails to pay when due principal or interest of this Note or any other of the liabilities due Lender by Borrower in connection with this Note or any Collateral Document.

(b)           Breach of Other Covenants or Failure of any Condition.  Borrower fails to perform, keep or observe any provision (not involving a payment obligation) or condition contained in this Note or any Collateral Document and fails to cure the failure within 30 days after Lender notifies Borrower of such failure (except for a breach under Section 5.2, in which case the cure period will be a period of seven days after Lender notifies Borrower that it has been denied access to the amount of the daily balance of a Cash Reserve Account after rightfully requesting such access).

(c)           Misrepresentation.  Any representation or warranty made by Borrower in this Note or in any Collateral Document, or in any certificate furnished by it pursuant hereto or thereto, proves untrue in any material respect as of the date of the issuance or making thereof.

(d)           Unenforceability.  This Note or any Collateral Document shall for any reason not be or shall cease to be in full force and effect, declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority lien in favor of Lender in any collateral purported to be covered thereby.

(e)           Bankruptcy, Etc.  Borrower consolidates, dissolves or liquidates or takes an equivalent action, or an involuntary petition is filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against Borrower or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody, or control of the property of Borrower, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 30 days from the date of said filing or appointment; or Borrower becomes insolvent or admits in writing its inability to pay its debts as they mature, or files any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or Borrower makes an assignment for the benefit of creditors or enters into an agreement of composition with its creditors; or Borrower fails generally to pay its debts as they become due; or Borrower fails to have discharged within 30 days any judgment, execution, garnishment or attachment of such consequence as could materially impair the ability of Borrower to carry on its operations as presently conducted; or

(f)            Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, self-help, repossession or any other method, by any creditor of Borrower other than Lender or by any governmental agency against the Collateral, as defined in the Security Agreement, or any other collateral securing the indebtedness evidenced by this Note, including any garnishment of or levy upon Lender for obligations of Borrower.

                Section 6.2. Effect of Event of Default.  If any Event of Default described in Sections 6.1 (e) or 6.1 (f) shall occur, all indebtedness evidenced by this Note shall immediately become due and payable, all without presentment, demand or notice of any kind; and, in the case of any other Event of Default, Lender may declare this Note and all indebtedness evidenced by this Note to be due and payable, all without presentment, demand or notice of any kind.

Section 7. Costs and Expenses; Set-off.  Borrower agrees to pay to the holder of this Note all expenses incurred or paid by such holder in connection with the collection of this Note and the enforcement of rights under any Collateral Document. Borrower waives and shall not have any set-off rights against Lender with respect to the indebtedness evidenced by this Note.

Section 8. Definitions.  As used in this Note, the following capitalized terms shall have the following meanings:

                "Subsidiary" means any entity more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by Borrower, by one or more of its Subsidiaries, or by Borrower and one or more of its Subsidiaries.

Section 9. Waivers; Governing Law; Severability.  Borrower hereby waives presentment and notice of dishonor. No delay by Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. It is agreed that this Note and all the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of Nevada. If any part of this Note is unenforceable, that will not make any other part unenforceable.

Section 10. Submission to Jurisdiction; Waiver of Jury Trial.  EACH OF BORROWER AND ANY HOLDER HEREOF SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA AND OF ANY NEVADA STATE COURT SITTING IN WASHOE COUNTY, NEVADA. FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE, THE COLLATERAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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                EACH OF BORROWER AND ANY HOLDER HEREOF WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE COLLATERAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

COMMERCE ONE OPERATIONS, INC.

/s/ Peter Pervere
By:	Peter Pervere
Its:	SVP